Exhibit 21.1

Lancer Corporation

List of Significant Subsidiaries

United States of America:

Lancer Capital Corporation

Lancer International Sales, Inc.

Lancer Investment Corporation

Lancer Partnership, Ltd.

Lancer Frank Corporation

Lancer FBD Partnership, Ltd.

Lancer Ice Link, LLC

Advanced Beverage Solutions, LLC

Moo Technologies, LLC

Mexico:

Industrias Lancermex, S.A. de C.V.

Lancer de Mexico, S.A. de C.V.

Servicios Lancermex, S.A. de C.V.

Brazil:

Lancer do Brasil, Industria e Comercio Ltda.

Ecuador

Ecualancer S.A.

Europe:

Lancer Europe, S.A.

OOO Lancer Sales Company

Lancer GB, LLP

Australia:

Lancer Pacific, Pty. Ltd.

Lancer Pacific Industies, Pty. Ltd.

New Zealand:

Lancer Pacific, Ltd.